Exhibit 99.2

ARGAN, INC. DECLARES REGULAR QUARTERLY

CASH DIVIDEND OF $0.50 PER COMMON SHARE

June 10, 2026 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its Board of Directors (the “Board”) declared a regular quarterly cash dividend in the amount of $0.50 per share of common stock. The dividend will be payable on July 31, 2026, to stockholders of record at the close of business on July 23, 2026.

David Watson, President and Chief Executive Officer of Argan commented, “Our payment of a quarterly dividend is an important and longstanding practice recognizing the commitment our shareholders have shown us through their support of the Argan, and we are pleased to announce our regular quarterly dividend of $0.50 per share. We are seeing a tremendous opportunity set, reflecting significant demand for our expertise and capabilities. We remain disciplined in leveraging this favorable environment while focusing on identifying the right projects, in the right locations, with the right partners, to continue delivering exceptional execution across our business.”

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides teledata infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact: David Watson 301.315.0027

Investor Relations Contacts:
John Nesbett/Jennifer Belodeau
IMS Investor Relations
203.972.9200
argan@imsinvestorrelations.com